EXHIBIT 4.1

                                SITEL CORPORATION
                            1999 STOCK INCENTIVE PLAN



1.       PURPOSE.

         The SITEL Corporation 1999 Stock Incentive Plan seeks to promote the long-term financial success of the Company and its Subsidiaries, and thereby increase stockholder value, by providing stock-based incentives to employees, consultants, and non-employee directors who contribute, or are likely to contribute, significantly to such success.

2.       CERTAIN DEFINITIONS.

         "Board" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. References to a particular section of the Code shall include any regulations issued under such section.

         "Committee" shall have the meaning provided in Section 3.

         "Common Stock" means the Common Stock, $.001 par value per share, of the Company.

         "Company" means SITEL Corporation, a Minnesota corporation.

         "Disability" means (i) with respect to the exercise of an Incentive Stock Option after termination of employment, a disability within the meaning of
Section 22(e)(3) of the Code and (ii) for all other purposes, a mental or physical condition which, in the opinion of the Committee, renders a grantee unable or incompetent to carry out the job responsibilities which such grantee held or the tasks to which such grantee was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite duration exceeding six months.

         "Employee" means any employee of, or independent consultant to, the Company or any Subsidiary.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "Fair Market Value" means, as determined by the Committee:

           (i) If the Common Stock is traded on a national securities exchange, the average of the high and low prices of the Common Stock on the trading day for which the determination is being made on the principal national exchange on which the Common Stock is traded (or, if there are no sales on that day, the last preceding day on which there was a sale);

           (ii) If the Common Stock is not traded on a national securities exchange but is traded on a formal over-the-counter quotation system in general use in the United States, the average of the high and low prices of the Common Stock on the trading day for which the determination is being made on the principal system on which the Common Stock is traded (or, if there are no such quotations on that day, the last preceding day on which there were such quotations); or


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           (iii) If neither of the foregoing is applicable, then the fair market value of the Common Stock as determined in good faith by the Committee.

         "Incentive Stock Option" means any Stock Option intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

         "Non-Qualified Stock Option" means any Stock Option that is not intended to be an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

         "Other  Stock-Based  Award" means an award granted  pursuant to Section
11.

         "Outside Director" means any director of the Company who is not an employee of the Company or any Subsidiary.

         "Participant" means an Employee or Outside Director who has been granted an award under the Plan.

         "Performance Unit Award" means an award granted pursuant to Section 8.

         "Plan" means this SITEL Corporation 1999 Stock Incentive Plan, as amended from time to time.

         "Restricted Stock Award" means an award granted pursuant to Section 9.

         "Rule 16b-3" means Rule 16b-3 under the Exchange Act, as in effect from time to time.

         "Stock  Appreciation  Right" means an award granted pursuant to Section
7.

         "Stock Bonus Award" means an award granted pursuant to Section 10.

         "Stock Option" means an award granted pursuant to Section 6.

         "Subsidiary" means (i) as it relates to Incentive Stock Options, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% of more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (ii) for all other purposes, any business entity, domestic or foreign, now or hereafter existing, in which not less than 50% of the total combined voting power is owned or controlled by the Company or by a Subsidiary.

         "vest" or "vested" means that portion, if any, of an award which is exercisable as of the date for which the determination of vested or unvested status is being made.

3.       ADMINISTRATION.

         (a) Committee. The Plan shall be administered by a committee of two or more members of the Board (the "Committee") selected by the Board, each of whom shall qualify as a "Non-Employee Director" within the meaning of Rule 16b-3 and as an "outside director" within the meaning of Section 162(m) of the Code.


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         (b) Authority to Grant Awards.  The Committee  shall have  authority to grant to eligible Employees, and the Board shall have authority to grant to Outside Directors, pursuant to the terms of the Plan, (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Performance Unit Awards, (v) Stock Bonus Awards, (vi) Other Stock-Based Awards, or (vii) any combination of the foregoing. No member of the Board shall act upon the granting of an award to himself or herself.

         (c) Committee and Board Powers. Subject to the applicable provisions of the Plan, the Committee shall have authority to: (i) interpret the provisions of the Plan, any award agreement, and any other agreement or document executed pursuant to the Plan and to decide all questions of fact arising in the application of such provisions; (ii) select the eligible Employees to whom awards shall be granted under the Plan; (iii) determine whether and to what extent awards shall be granted under the Plan to eligible Employees; (iv) determine the types of awards to be granted under the Plan and the amount, size, terms and conditions of each such award; (v) determine the time when awards shall be granted under the Plan; (vi) determine whether awards will be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, other awards under the Plan or any other incentive or compensation plan of the Company; (vii) determine whether a Participant's employment with the Company or any Subsidiary has terminated and whether such termination is with or without cause, or because of death or Disability or otherwise; (viii) determine whether any leave of absence constitutes a termination of employment or service and the impact of such leave of absence on outstanding awards; (ix) accelerate or, with the consent of the Participant, defer the vesting of any award and/or the exercise date of any award; (x) determine whether an award has been earned and/or become vested; (xi) with the consent of the Participant if such action will materially impair any rights or materially increase any obligations of such Participant, reprice, cancel and reissue, or otherwise adjust the terms of an award previously issued to the Participant; (xii) without the consent of the Participant, if such action with not materially impair any rights or materially increase any obligations of such Participant, reprice, cancel, and reissue, or otherwise adjust the terms of an award previously issued to the Participant;
(xiii) determine whether, to what extent and under what circumstances the payment of Common Stock and other amounts payable with respect to an award granted under the Plan shall be deferred either automatically or at the election of the grantee; (xiv) determine the Fair Market Value of the Common Stock from time to time; (xv) authorize persons to execute on behalf of the Company any agreement required to be entered into under the Plan; (xvi) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as the Committee from time to time shall deem advisable; (xvii) correct any defect or omission, or reconcile any inconsistency in the Plan, any award, or any award agreement; and (xviii) and make all other determinations necessary or advisable for the administration of the Plan. Subject to the provisions of the Plan, the Board shall have and may exercise the foregoing powers in respect of awards granted or to be granted to Outside Directors.

         (d) Committee and Board Determinations. Unless otherwise expressly provided in the Plan, all decisions and determinations made by the Committee or Board pursuant to the provisions of the Plan shall be made in the sole discretion of the Committee or Board, respectively, and shall be final and binding on all persons, including but not limited to the Company and its Subsidiaries, the eligible Employees or Outside Directors to whom awards are granted under the Plan, the heirs and legal representatives of such eligible Employees or Outside Directors, and the personal representatives and beneficiaries of the estates of such eligible Employees or Outside Directors.

         (e) Committee Delegation. The Committee may delegate to any officer or officers of the Company any of the Committee's duties, powers, and authorities under the Plan upon such conditions and with such limitations as the Committee may determine; provided that only the Committee may select for awards under the Plan, and make grants of awards under the Plan to, Employees who are subject to
Section 16 of the Exchange Act at the time of such selection or the making of such a grant.

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4.       COMMON STOCK PROVISIONS.

         (a) Shares Subject to the Plan. The aggregate number of shares of Common Stock which may be issued or utilized in respect of (i) Stock Options,
(ii) Stock Appreciation Rights, (iii) Performance Unit Awards, (iv) Restricted Stock Awards, (v) Stock Bonus Awards, (vi) Other Stock-Based Awards, or (vii) any combination of the foregoing, granted under the Plan shall not exceed seven million (7,000,000) shares, subject to adjustment under Section 13(a). The aggregate number of shares of Common Stock which may be issued or utilized in respect of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Performance Unit Awards, (iv) Restricted Stock Awards, (v) Stock Bonus Awards, (vi) Other Stock-Based Awards, or (vii) any combination of the foregoing, granted under the Plan in any calendar year to any individual may not exceed one million (1,000,000) shares, subject to adjustment under Section 13(a). The foregoing shares may consist in whole or in part of authorized and unissued shares or treasury shares or any combination thereof.

           (b) Awards Not to Exceed Shares Available. The number of shares of Common Stock issued or utilized in respect of awards which have been granted under the Plan at any time during the Plan's term shall not, in the aggregate at any time, exceed the number of shares authorized for issuance under the Plan. The number of shares of Common Stock subject to a Stock Appreciation Right that is settled in cash shall count as shares issued or utilized under the Plan and shall not again be available for issuance under the Plan. The number of shares of Common Stock subject to a Performance Unit Award, Stock Bonus Award or Other Stock-Based Award that is settled in cash shall not count as shares issued or utilized under the Plan and shall again be available for issuance under the Plan. The number of shares of Common Stock which may be issued or utilized in respect of an award which expires, is canceled, is forfeited or is terminated for any reason shall not count as shares issued or utilized under the Plan and shall again be available for issuance under the Plan.

5.       ELIGIBILITY TO RECEIVE AWARDS.

         (a) Employees. Awards may be granted under the Plan to any Employee that the Committee determines has contributed, or is likely to contribute, significantly to the success of the Company and its Subsidiaries. The granting of an award under the Plan to an Employee shall conclusively evidence the Committee's determination that such grantee so qualifies as an eligible Employee.

         (b) Outside Directors. The Corporation believes that Outside Directors have contributed, and are likely to contribute in the future, significantly to the success of the Company and its Subsidiaries. The Board may discretionarily grant Non-Qualified Stock Options and any other awards under the Plan from time to time to any Outside Director.

6.         STOCK OPTIONS.

          (a) Stock Option Defined. A Stock Option is an award of an option to purchase one or more shares of Common Stock. A Stock Option may be an Incentive Stock Option or a Non-Qualified Stock Option. To the extent that a Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

           (b) Stock Option Award Agreements. Each Stock Option shall be evidenced by a written award agreement which shall set forth the terms and conditions pertaining to such Stock Option, provided that all such terms shall be subject to and consistent with the Plan. The award agreement shall identify the Stock Option evidenced thereby as an Incentive Stock Option or a Non-Qualified Stock Option.

           (c) Number of Shares Covered by a Stock Option. Each award agreement shall state the number of shares of Common Stock for which the Stock Option is exercisable, subject to adjustment of such shares

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pursuant to Section 13(a).

           (d) Exercise Price. Each award agreement shall state the exercise price for the shares of Common Stock to which the Stock Option pertains. The exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the shares of Common Stock to which the Stock Option pertains on the date the Stock Option is granted (substituting "110%" for "100%" for any Incentive Stock Option granted to an employee described in the second sentence of Section 6(g)). The exercise price of a Stock Option granted to an Employee who at time of grant is a "covered employee" within the meaning of
Section 162(m) of the Code shall not be less than 100% of the Fair Market Value of the shares of Common Stock to which the Stock Option pertains on the date the Stock Option is granted. Furthermore, in any event, the exercise price of a Stock Option may not be below the par value of the shares of Common Stock to which the Stock Option pertains.

           (e) Exercise of Stock Options. Each award agreement shall include a schedule describing the date, event or act upon which a Stock Option shall become exercisable, in whole or in part, with respect to the shares of Common Stock covered by such Stock Option. Each award agreement shall also specify the manner and procedure for exercising a Stock Option and the effective date of such exercise. Subject to Section 12(h), only a Participant may exercise a Stock Option, and the Participant may exercise a Stock Option only on or after the date on which the Stock Option becomes exercisable and only on or before the date on which the term of the Stock Option expires.

           (f) Term and Expiration of Stock Options. Each award agreement shall specify the term of the Stock Option and any events upon which the Stock Option shall expire earlier than the stated term. Without limitation, each award agreement shall specify the effect on the Stock Option of termination of employment  of a  Participant,  whether  by  reason  of  death,  Disability,  or otherwise and the extent (if any) to which and the period (if any) after termination of employment during which the Participant, his legal representative, guardian or heirs may exercise the Stock Option. Unless expressly provided otherwise in the award agreement, a Stock Option shall also expire earlier than the stated term upon the effective date of a transaction described in the second sentence of Section 13(b).

           (g) Eligibility for Incentive Stock Options. Incentive Stock Options may be granted only to persons who are employed by the Company or a Subsidiary within the meaning of Section 3401 of the Code. An employee who owns stock of the Company possessing more than 10% of the combined voting power of all classes of outstanding stock of the Company or any Subsidiary within the meaning of
Section 422 of the Code is eligible to be granted an Incentive Stock Option only if the exercise price of each share subject to such Incentive Stock Option, when granted, is equal to or exceeds 110% of the Fair Market Value of a share of Common Stock and the term of the Incentive Stock Option does not exceed five years.

           (h) No Disqualification of Incentive Stock Options. Notwithstanding any other provision of the Plan, the Plan shall not be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code.

           (i) Limitation on Incentive Stock Options. The aggregate Fair Market Value (determined with respect to each Incentive Stock Option as of the date of grant of such Incentive Stock Option) of all shares of Common Stock with respect to which a Participant's Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under the Plan and under other incentive stock option plans of the Company, if any) shall not exceed US$100,000. Any purported Incentive Stock Options in excess of such limitation shall be recharacterized as Non-Qualified Stock Options.

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7.         STOCK APPRECIATION RIGHTS.

           (a) Stock Appreciation Right Defined. A Stock Appreciation Right is a right to receive all or a portion of the future appreciation in the Fair Market Value of a share of Common Stock over the exercise price of such right.

           (b) Stock Appreciation Right Award Agreements. Each Stock Appreciation Right shall be evidenced by a written award agreement which shall set forth the terms and conditions pertaining to such Stock Appreciation Right, provided that all such terms shall be subject to and consistent with the Plan.

           (c) Number of Shares Covered by a Stock Appreciation Right. Each Stock Appreciation Right award agreement shall state the number of shares of Common Stock to which it pertains and the exercise price which is the basis for determining future appreciation, subject to adjustment pursuant to Section 13(a). The exercise price of a Stock Appreciation Right granted to an Employee who at time of grant is a "covered employee" within the meaning of Section 162(m) of the Code shall not be less than 100% of the Fair Market Value of the shares of Common Stock to which the Stock Appreciation Right pertains on the date the Stock Appreciation Right is granted.

           (d) Stock Appreciation Rights Issued and Exercised Without Payment of Consideration. A Stock Appreciation Right shall be issued to and exercised by a Participant without payment by the Participant of any consideration.

           (e) Exercise of Stock Appreciation Rights. Each award agreement shall include a schedule describing the date, event or act upon which the Stock Appreciation Right to which it pertains becomes exercisable, in whole or in part. Each award agreement shall also specify the manner and procedure for exercising a Stock Appreciation Right, and shall specify the effective date of such exercise. The Stock Appreciation Right may be settled in the form of cash (either in a lump sum payment or in installments), whole shares of Common Stock or a combination thereof, as the award agreement prescribes. Subject to Section 12(h), only a Participant may exercise a Stock Appreciation Right, and the Participant may exercise a Stock Appreciation Right only on or after the date on which the Stock Appreciation Right becomes exercisable and only on or before the date on which the Stock Appreciation Right expires.

           (f) Term and Expiration of Stock Appreciation Rights. Each award agreement shall specify the term of the Stock Appreciation Right and any event(s) upon which the Stock Appreciation Right shall expire earlier than the stated term. Without limitation, each award agreement shall specify the effect on the Stock Appreciation Right of termination of employment of a Participant, whether by reason of death, Disability, or otherwise and the extent (if any) to which and the period (if any) after termination of employment during which the Participant, his legal representative, guardian or heirs may exercise the Stock Appreciation Right. Unless expressly provided otherwise in the award agreement, a Stock Appreciation Right shall also expire earlier than the stated term upon the effective date of a transaction described in the second sentence of Section 13(b).

8.         PERFORMANCE UNIT AWARDS.

           (a) Performance Unit Award Defined. A Performance Unit Award means an award which grants the right to receive future payments based upon and subject to the achievement of preestablished performance targets.

           (b) Performance Unit Award Agreements. Each Performance Unit Award shall be evidenced by a written award agreement which shall set forth the terms and conditions pertaining to such Performance Unit Award, provided that all such terms shall be subject to and consistent with the Plan.

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           (c) Performance Period. The Committee shall establish with respect to each Performance Unit the performance period during which performance shall be measured.

           (d) Unit Value. The Committee shall establish with respect to each Performance Unit Award a value for each unit which shall not change thereafter or which may vary thereafter on the basis of criteria specified by the Committee; provided, however, that the maximum amount of compensation that may be paid to any individual for any calendar year in respect of a Performance Unit Award is $500,000.

           (e) Performance Targets. The Committee shall establish with respect to each Performance Unit Award maximum and minimum performance targets to be achieved during the applicable performance period. The achievement of the maximum targets shall entitle a Participant to payment with respect to the full value of a Performance Unit Award. The achievement of less than the maximum targets, but in excess of the minimum targets, shall entitle a grantee to payment with respect to a portion of the Performance Unit Award according to the level of achievement of the applicable targets as specified by the Committee. To the extent the Committee deems necessary or appropriate to protect against the loss of deductibility pursuant to Section 162(m) of the Code, such targets shall be established in conformity with the requirements of Section 162(m) of the Code.

           (f) Business Criteria. The Committee shall select from among the following list one or more objective business criteria to be used to establish performance targets under Performance Unit Awards, each of which criteria may be based on absolute standards or peer industry group comparatives, may have the same or different weighting, and may be applied at various organizational levels (e.g. corporate, division, subsidiary, group or business unit): (i) earnings per share, (ii) return on equity, (iii) pre-tax profit, (iv) after-tax profit, (v) consolidated net income, (vi) stock price, (vii) market share, (viii) revenues,
(ix) return on assets, (x) return on invested capital, (xi) cash flow, (xii) discounted cash flow, (xiii) EBITDA, (xiv) economic value added, and (xv) total shareholder return. To the extent the Committee deems necessary or appropriate to protect against the loss of deductibility pursuant to Section 162(m) of the Code, such business criterion or criteria shall be selected and applied in conformity with the requirements of Section 162(m) of the Code.

           (g) Adjustments. At any time prior to the settlement of a Performance Unit Award, the Committee may adjust previously established performance targets or other terms and conditions of such Performance Unit Award, including the Company's or another company's financial performance for Plan purposes, in order to reduce or eliminate, but not to increase, the payment with respect to a Performance Unit Award that otherwise would be due upon the attainment of such previously established performance targets. Such adjustments shall be made to reflect major unforeseen events such as changes in laws, regulations or accounting practices, mergers, acquisitions or divestitures or other extraordinary, unusual or nonrecurring items or events.

           (h) Settlement of a Performance Unit Award. Following the end of the performance period applicable to a Performance Unit Award, the Committee shall determine the extent to which the applicable performance targets have been attained and any other terms and conditions have been satisfied for such performance period and shall provide such certification thereof as may be necessary to satisfy the requirements of Section 162(m) of the Code. The
Committee  shall determine  what, if any,  payment is due on a Performance  Unit
Award and, subject to the limitations set forth in Section 4, whether such payment shall be made in cash (in a lump sum payment or in installments), in shares of Common Stock (valued at their then Fair Market Value), or a combination thereof, as the award agreement prescribes.

           (i) Term and Expiration of Performance Unit Award. Each award agreement shall specify the term of the Performance Unit Award and any event(s) upon which the Performance Unit Award shall expire earlier than the stated term. Without limitation, each award agreement shall specify the effect on the Performance Unit Award of termination of employment of a Participant, whether by reason of death, Disability, or otherwise

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and the extent (if any) to which and the  period (if any) after  termination  of employment during which the Participant, his legal representative, guardian or heirs may receive payment under the Performance Unit Award. Unless expressly provided otherwise in the award agreement, a Performance Unit Award shall also expire earlier than the stated term upon the effective date of a transaction described in the second sentence of Section 13(b).

9.         RESTRICTED STOCK.

           (a) Restricted Stock Award Defined. A Restricted Stock Award means an award of Common Stock which is restricted against transfer, subject to a substantial risk of forfeiture, and subject to other terms and conditions intended to further the purpose of the Plan as the Committee may determine.

           (b) Restricted Stock Award Agreements. Each Restricted Stock Award shall be evidenced by a written award agreement which shall set forth the terms and conditions pertaining to such Restricted Stock Award, provided that all such terms shall be subject to and consistent with the Plan.

           (c) Number of Shares Covered by a Restricted Stock Award. Each award agreement shall state the number of shares of Common Stock to which a Restricted Stock Award pertains and the purchase price per share that the Participant paid for such shares, subject to adjustment pursuant to Section 13(a).

           (d) Restricted Stock May Be Issued With or Without Payment of Consideration. A Restricted Stock Award may be issued to a Participant with or without payment by the Participant of any consideration, unless the Participant is required to pay a minimum purchase price for such shares, such as par value.

           (e) Vesting of Restricted Stock. Each award agreement shall include a vesting schedule describing the date, event or act upon which the shares of Common Stock to which the Restricted Award pertains shall vest, in whole or in part.

           (f) Forfeiture of Restricted Stock. Each award agreement shall specify the term of the Restricted Stock Award and any event(s) upon which a Restricted Stock Award which is not vested shall be forfeited earlier than the stated term. Without limitation, each award agreement shall specify the effect on the Restricted Stock Award which is not vested of termination of employment of a Participant, whether by reason of death, Disability, or otherwise. Unless expressly provided otherwise in the award agreement, a Restricted Stock Award which is not vested shall also be forfeited earlier than the stated term upon the effective date of a transaction described in the second sentence of Section 13(b).

10.      STOCK BONUS AWARDS.

         (a) Stock Bonus Award Defined. A Stock Bonus Award means an award of shares of Common Stock or an amount of money which is determined by reference to the Fair Market Value of shares of Common Stock, or a combination thereof.

         (b) Stock Bonus Award Agreements. Each Stock Bonus Award shall be evidenced by a written award agreement which shall set forth the terms and conditions pertaining to such Stock Bonus Award, provided that all such terms shall be subject to and consistent with the Plan.

         (c) Qualified Performance-Based Compensation. Stock Bonus Awards granted to Participants who are "covered employees" within the meaning of
Section 162(m) of the Code shall satisfy the requirements for "qualified performance-based compensation" within the meaning of Section 162(m). Without limitation, Stock Bonus Awards granted to such Participants shall be subject to the same requirements and limitations (to the extent applicable) as stated in
Section 8(c) through (i) of the Plan.

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
11.        OTHER STOCK-BASED AWARDS.

         (a) Other Stock-Based Awards Defined. An Other Stock-Based Award means an award of shares of Common Stock or an award that is valued in whole or in part by reference to or is otherwise based on Common Stock. The Committee may make Other Stock-Based Awards, including without limitation, awards of convertible preferred stock, convertible debentures, exchangeable securities and options. Such other awards shall be evidenced by a written award agreement in such form as the Committee shall approve from time to time. The agreement shall contain in substance such terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate.

         (b) Performance Goals and Other Criteria. The Committee may establish performance goals, which may be based on performance goals related to book value, Company or Subsidiary performance, or such other criteria as the Committee may establish, restricted periods, conversion prices, maturities and security, if any, for any Other Stock-Based Award. Other Stock-Based Awards may be sold to Participants at the face value thereof or any discount therefrom or awarded for no consideration or such minimum consideration as may be required by applicable law.

12.      GENERAL PROVISIONS APPLICABLE TO AWARDS.

           (a) Other Provisions in Award Agreement. An award agreement may contain such other provisions as the Committee deems advisable which are not inconsistent with the terms of the Plan, including but not limited to: (i) restrictions on the exercise or settlement of awards or on the vesting of shares of Common Stock to which an award relates; (ii) restrictions on transfer of shares of Common Stock to which an award relates; (iii) establishment of an escrow agreement which enables the Company to hold shares of Common Stock to which a Restricted Stock Award pertains on behalf of the Participant until such shares vest in such Participant; (iv) submission by the Participant of such forms and documents as the Committee may require; and/or (v) procedures to facilitate the payment of the exercise price of an award under any method allowable under Section 12(f). An award agreement need not be signed by a Participant unless required by the Committee.

         (b) Multiple Awards. Multiple forms of awards or combinations thereof may be evidenced either by a single agreement or by multiple agreements, as determined by the Committee.

         (c) Dividends and Cash Awards. The Committee may provide in an award agreement that a Participant shall receive (i) dividends or dividend equivalents payable currently or deferred with or without interest, or (ii) cash payments in lieu of or in addition to an award.

         (d) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any award under the Plan, which loan may be secured by any security, including Common Stock, underlying or related to such award (provided that such loan shall not exceed the Fair Market Value of the security subject to such award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

         (e) General Restrictions. Each award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law,
(ii) the consent or approval of any governmental regulatory body, or (iii) an agreement by the grantee of an award with respect to the disposition of the shares of Common Stock subject or related thereto is necessary or desirable as a condition of, or in connection with, such award or the issuance or purchase of shares of Common Stock thereunder, then such award may not be consummated and any rights thereunder may not be exercised in whole or in part unless such


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
listing, registration, qualification, consent, approval or agreement shall have been effected or obtained upon conditions acceptable to the Committee. Awards under the Plan shall be subject to such additional terms and conditions, not inconsistent with the Plan, as the Committee deems necessary or desirable, including but not limited to such terms and conditions as are necessary to enable a grantee to avoid any short-swing profit recapture liability under
Section 16 of the Exchange Act.

         (f) Terms of Payment. Subject to any other applicable provisions of the Plan and to any applicable laws, whenever payment by a grantee is required with respect to shares of Common Stock which are the subject of an award under the Plan, the Committee shall determine the time, form and manner of such payment, including but not limited to lump-sum payments and installment payments upon such terms and conditions as the Committee may prescribe. Installment payment obligations of a grantee may be evidenced by full-recourse, limited-recourse or non-recourse promissory notes or other instruments, with or without interest and with or without collateral or other security, as the Committee may determine. The Committee may allow a Participant to pay, in whole or in part, the exercise price of a Stock Option by exchanging a share or shares of Common Stock that the Participant had acquired pursuant to the exercise of another Stock Option during the preceding six months (under the Plan or any other plan or program of the Company) or had otherwise acquired from the Company during the preceding six months. The Committee may grant new Stock Options to a Participant who exercises a Stock Option with previously acquired shares of Common Stock, with the number of new Stock Options being equal to the number of shares the Participant submits to the Company to pay for Stock Options just exercised.

         (g) Withholding. The Company's obligation to (i) deliver shares of Common Stock or pay cash upon the exercise of any Stock Option or Stock Appreciation Right, (ii) deliver shares of Common Stock or pay cash in payment of any Performance Unit Award, (iii) deliver stock certificates upon the vesting of any Restricted Stock Award, (iv) deliver shares of Common Stock upon the grant of any Stock Bonus Award, and (v) deliver shares of Common Stock or pay cash in respect of any Other Stock-Based Award, shall be subject to applicable federal, state and local tax withholding requirements. If permitted in any specific case by the Committee, amounts required to be withheld for taxes may be paid by the grantee in cash or shares of Common Stock (either through the surrender of previously held shares of Common Stock or the withholding of shares of Common Stock otherwise issuable upon the exercise or payment of such award) having a Fair Market Value equal to the required tax withholding amount and upon such other terms and conditions as the Committee shall determine; provided that any election by a grantee subject to Section 16(b) of the Exchange Act to pay any tax withholding in shares of Common Stock shall be subject to and must comply with Rule 16b-3(e) under the Exchange Act.

         (h) Non-Assignability. An award under the Plan shall, during the lifetime of the Participant, be exercisable only by the Participant or the Participant's guardian or legal representative. No award under the Plan shall be assignable or transferable by the Participant except by will, by the laws of descent and distribution or, with respect to awards other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a qualified domestic relations order or by such other means (if any) as the Committee may approve from time to time with respect to holders whose transactions in the Common Stock are not subject to Section 16(b) of the
Exchange Act. Any exercise of an award under the Plan following the Participant's death shall be made only by the deceased Participant's executor or administrator or other duly appointed representative reasonably acceptable to the Board, unless the deceased Participant's will specifically devises such award, in which case such exercise shall be made only by the beneficiary of such specific devise, and in each case subject to the terms and conditions of the Plan and the applicable award agreement. The Participant may not cause or permit any encumbrance, pledge or charge of any nature to be imposed on any award or right to receive an award. No right or benefit under the Plan shall in any manner be subject to the debts, contracts, liabilities or torts of the person entitled to such right or benefit.

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
         (i) Pooling. Notwithstanding anything in the Plan to the contrary, if any right under or feature of the Plan would cause a transaction to be ineligible for pooling of interests accounting that would, but for such right or feature, be eligible for such pooling of interests accounting treatment, the Board may modify or adjust the right or feature so that the transaction will be eligible for pooling of interests accounting. Such modification or adjustment may include without limitation payment of cash or issuance to a Participant of shares of Common Stock having a Fair Market Value equal to the cash value of such right or feature.

13.        RECAPITALIZATION, DISSOLUTION, AND CHANGE OF CONTROL.

           (a) Recapitalization. If the Committee determines that adjustments are appropriate to prevent the dilution or enlargement of the rights of Participants under the Plan in connection with any increase or decrease in the number of issued shares of Common Stock resulting from the payment of a Common Stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or any other similar event which results in a change in the number or kind of shares of Common Stock, or other property, to which outstanding awards pertain or an increase or decrease in the number of issued shares of Common Stock without receipt of adequate consideration by the Company (as determined by the Committee), then the Committee may make any adjustments which it deems appropriate to the aggregate number of shares of Common Stock reserved for issuance under the Plan, the aggregate number of shares of Common Stock for which awards may be made to an individual grantee, the number and kind of shares of Common Stock, or other property, to which each outstanding award pertains, and the exercise or other applicable price related to outstanding awards, and/or any other adjustments as it deems equitable under the circumstances, provided that the number of shares subject to any award always shall be a whole number.

         (b) Dissolution; Change in Control. Unless otherwise provided in an award agreement, this Section 13(b) shall apply upon the (i) dissolution or liquidation of the Company or (ii) merger or consolidation of the Company with another corporation or other entity pursuant to which the Company is not the surviving entity, (iii) sale or lease of all or substantially all the business assets of the Company, or (iv) the sale of more than 80% of the outstanding
Common Stock of the Company in a single transaction or series of related transactions involving the same acquiring entity or person. In any of the events in the preceding sentence, if the surviving or acquiring corporation or entity, or an affiliated corporation or entity, does not assume the outstanding awards, then each award shall expire as of the effective date of such transaction, provided that the Committee shall give at least fifteen (15) days prior written notice of such event to any Participant who shall then have the right to exercise the exercisable portion of his or her awards prior to the effective date of such transaction. Assumption of outstanding awards may take the form of replacement of the outstanding awards with substantially equivalent awards from the surviving or acquiring or affiliated corporation or entity. The Committee shall determine whether the outstanding awards have been assumed and whether the assumption involved "substantially equivalent" awards. In any of the events described in the first sentence of this Section 13(b), the Committee may instead
(i) provide for the acceleration of any time period relating to the exercise or realization of the award, (ii) provide for the purchase of the award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable, (iii) adjust the terms of the award in a manner determined by the Committee to reflect the dissolution or change in control event, (iv) cause the award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

14.      RIGHTS AS A STOCKHOLDER.

         Unless otherwise provided by the Plan, the grantee of any award under the Plan shall have no rights as a stockholder of the Company with respect to any shares of Common Stock subject or related to such award unless and until a stock certificate for such shares of Common Stock is issued to such grantee or a book-entry crediting

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
shares to the Participant's account is made. No adjustment shall be made for dividends (ordinary or extraordinary or whether in currency, securities, or other property), distributions, or other rights for which the record date is prior to the date such stock certificate is issued or such book-entry credit is made.

15.      RIGHTS AS AN EMPLOYEE, CONSULTANT OR DIRECTOR.

         Nothing in the Plan or in any award agreement entered into pursuant to the Plan shall confer upon any individual the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate such individual's status as an employee, consultant, or director at any time, with or without cause.

16.      INDEMNIFICATION.

         No member of the Board or the Committee, nor any officer or employee of the Company or a Subsidiary acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan; and all members of the Board or the Committee and any officer or employee of the Company or any Subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

17.        NONUNIFORM DETERMINATIONS.

         The Committee's determinations under the Plan (including but not limited to determinations of the persons to receive awards, the form, amount and timing of awards, the terms and provisions of awards, and the agreements evidencing awards, the establishment of values and performance targets, and actions in respect of outstanding awards) need not be uniform and may be made by the Committee selectively among the persons who have received, who receive, or who are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

18.      SEVERABILITY.

         With respect to Participants subject to Section 16 of the Exchange Act,
(i) the Plan is intended to comply with all applicable conditions of Rule 16b-3 or any successor to such rule, (ii) all transactions involving grantees who are subject to Section 16(b) of the Exchange Act are subject to such conditions, regardless of whether the conditions are expressly set forth in the Plan, and
(iii) any provision of the Plan that is contrary to a condition of Rule 16b-3 shall not apply to grantees who are subject to Section 16(b) of the Exchange Act. If any of the terms or provisions of the Plan, or awards made under the Plan, conflict with the requirements of Section 162(m) or Section 422 of the Code with respect to awards subject to or governed by Section 162(m) or Section 422 of the Code, as the case may be, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of
Section 162(m) or Section 422 of the Code, as the case may be. With respect to an Incentive Stock Option, if the Plan does not contain any provision required to be included in the Plan under Section 422 of the Code (as amended from time to time) or any successor to such section, then such provision shall be deemed to be incorporated in the Plan with the same force and effect as if such provision had been expressly set out in the Plan.

19.      EFFECT ON OTHER PLANS.

         Participation in the Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company or any Subsidiary. Any grants or awards made pursuant to the Plan shall not be taken into account in determining the benefits provided or to be provided under any other plan of the Company or any Subsidiary unless otherwise specifically provided in such other plan.

20.      GOVERNING LAW.

         The Plan shall be governed by and construed in accordance with the laws of Nebraska except that any matters relating to the internal governance of the Company shall be governed by the general corporate laws of the State of Minnesota.

21.      TERM OF PLAN.

         The Plan was adopted by the Board effective February 11, 1999, subject to the approval of the Company's stockholders in accordance with this Section. The Plan shall be subject to approval by the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the first annual meeting of stockholders of the Company following the adoption of the Plan, and in any event no later than February 11, 2000. The Plan shall terminate for purposes of further grants on the first to occur of (i) December 31, 2009 or
(ii) the effective date of the  termination of the Plan by the Board pursuant to
Section 22. No awards may be granted under the Plan after the termination of the Plan, but such termination shall not affect any awards outstanding at the time of such termination or the authority of the Committee to continue to administer the Plan apart from the making of further grants.

22.      TERMINATION AND AMENDMENT OF PLAN.

         The Board may terminate or amend the Plan or any portion thereof at any time, including but not limited to amendments to the Plan necessary to comply with the requirements of Section 16(b) of the Exchange Act. The termination or amendment of the Plan shall not, without the consent of a grantee, adversely affect such grantee's rights under an award previously made to such grantee under the Plan.

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